EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-87957, 33-65224, 33-50116, 33-50114, and 33-96318) pertaining to the Employee Stock Purchase Plan, Outside Directors Stock Option Plan, 1991 Stock Option Plan, 1999 Nonstatutory Stock Option Plan and 1999 Stock Option Plan of Protein Design Labs, Inc. of our report dated February 1, 2000, with respect to the consolidated financial statements of Protein Design Labs, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 30, 1999